EXHIBIT 10
                                 SUPPLEMENTAL AGREEMENT

                SUPPLEMENTAL AGREEMENT, effective as of January 17, 1996 (the "Agreement"), between VIACOM INC., a Delaware corporation (the "Company"), VIACOM INTERNATIONAL INC., a Delaware corporation ("Viacom"), and FRANK J. BIONDI, JR. (the "Executive").

                WHEREAS, the Company and the Executive have heretofore entered into an employment agreement, dated as of August 1, 1994 (the "Employment Agreement"), providing for the Executive to serve as President and Chief Executive Officer of the Company and as President and Chief Executive Officer of Viacom and Paramount Communications Inc., a Delaware corporation that was subsequently merged into Viacom;

                WHEREAS, the Company and the Executive have mutually agreed to terminate the Executive's position as an officer and director with the Company and Viacom and wish to set forth herein their understandings of their respective rights and obligations under the Employment Agreement in connection with such termination and to provide for the Executive's employment as an officer of VNM Inc., a subsidiary of the Company ("VNM");

                NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the adequacy of which is hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows (all capitalized terms used in this Agreement without definition to have the meanings ascribed thereto in the Employment Agreement):

                1.      Termination

                (a) Termination as Employee, Officer and Director. The Executive and the Company acknowledge the termination of the Executive's position as President and Chief Executive Officer of each of the Company, Viacom and Paramount, effective as of the close of business on January 17, 1996 (such date being referred to herein as the "Termination Date"). The Executive and the Company further acknowledge the termination of the Executive's position as an employee of each subsidiary of the Company with which he held such a position as of the Termination Date (other than VNM). The Company and the Executive hereby acknowledge the Executive's resignation, effective as of the Termination Date, as a member of the board of directors or similar governing body of the Company and each of its affiliates in which he held such a position. At the request of the Company, the Executive will execute such letters of resignation or other documentation as the Company may reasonably request to evidence such resignations.

                (b) Termination Without Cause. The Company and the Executive agree that the termination of the Executive's positions as described in Section 1(a) above shall be treated as a termination without Cause for purposes of the Employment Agreement.




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                2.      Employment with VNM

                (a) Position with VNM. Effective as of the Termination Date, the Executive is hereby employed as an officer of VNM. In such capacity, the Executive shall perform such duties, and provide such services to VNM, in an executive capacity, as may reasonably be directed by the Chairman of the Company. The Company acknowledges that the Executive's employment by VNM shall not require his full-time services and shall not preclude the Executive from accepting part-time or full-time employment with a third party, subject, however, to the Executive's compliance with the covenants referred to in Section 7 below.

                (b) Duration of Employment with VNM. The Company agrees to maintain the Executive's employment with VNM until the first anniversary of the Termination Date and during such period shall have the right to terminate the Executive's employment only (i) for Cause (as defined in the Employment Agreement) or (ii) if the Executive materially breaches any of the covenants referred to in Section 7 below and fails to cure such breach to the reasonable satisfaction of the Company within 10 business days after receipt of written notice thereof to the Executive. Notwithstanding the preceding sentence, the undertakings of the Company hereunder shall not preclude it from selling, liquidating or otherwise disposing of VNM in its discretion, it being understood that in any such case the Company will provide employment to the Executive as an officer of another subsidiary of the Company on the same terms and conditions provided for herein with respect to his employment with VNM. It is understood and agreed that if the Executive resigns his employment with VNM (or such other subsidiary), such resignation shall not prejudice any of the Executive's rights, or release the Company from any of its obligations, under this Agreement, except as otherwise provided in Section 4(b).

                (c) Office and Secretary. The Company will provide the Executive with an office and secretarial assistance through June 30, 1996.

                3. Payments. The Company shall make the following payments to the Executive:

                (a) Accrued Salary, 1995 Bonus and Deferred Compensation. The Company will pay all Salary accrued by the Executive through the Termination Date in accordance with its normal payroll practices. Amounts of Deferred Compensation (including any earnings thereon) attributable to the Contract Year ended July 31, 1995 will be paid by January 31, 1997. The Executive has been paid a Bonus of $3 million for 1995; such Bonus was determined by applying the same percentage multiplier under the STIP as was used to determine the STIP bonus for 1995 paid to other senior executives of the Company and was rounded up to $3 million. The Executive shall also be reimbursed in accordance with the policies of the Company for any traveling and other expenses incurred in the performance of the business of the Company prior to the Termination Date that have not yet been reimbursed.


















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                (b)     Salary Continuation.  Subject to Section 3(e) below,
during the period beginning with the Termination Date and continuing through the third anniversary thereof (the "Continuation Period"), the Company shall continue to pay the Salary provided for in Section 3(a) of the Employment Agreement at the rate of $990,000 per annum, such Salary to be paid in accordance with the payroll practices of the Company.

                (c) Bonus. The Company shall pay the Executive a Bonus for calendar year 1996 and for each subsequent calendar year included in whole or in part within the Continuation Period as provided in Exhibit A hereto. Subject to
Section 3(e) below, Bonus payments will be made at the same time payments are made to other participants in the STIP, but in no event later than February 28 of the year following the calendar year in respect of which such Bonus is paid.

                (d) Deferred Compensation. With respect to each Contract Year included in whole or in part within the Continuation Period, the Company shall pay the Executive Deferred Compensation as provided in Exhibit B hereto. Subject to Section 3(e) below, payments of Deferred Compensation (including earnings thereon) will be paid by the dates indicated on Exhibit B hereto. The Executive acknowledges that any Deferred Compensation to which he becomes entitled after the date hereof (including without limitation Deferred Compensation in respect of the Contract Year ending July 31, 1996) shall not be credited with any Company matching contribution.

                (e) Acceleration of Certain Payments. The payment of any amount provided for in the foregoing subsections (b) through (d) that has not been made by the second anniversary of the Termination Date will be accelerated and will be made on or as promptly as practicable following such second anniversary in a lump sum equal to the present value of all such remaining
amounts.   For these purposes, present value shall be calculated on the basis of the applicable short-term federal interest rate (applicable to loans with monthly compounding) as determined pursuant to Section 1274(d) of the Internal Revenue Code of 1986, as amended, for the month in which such second anniversary occurs.

                4.      Options.

                (a) Vesting. The Company confirms that the options to purchase 1,000,000 shares of the Company's Class B Common Stock awarded to the Executive under the 1994 Plan with a date of award of August 18, 1994 are vested in full as of the Termination Date by virtue of the termination of the Executive's employment with the Company. In addition, the Company confirms that the Compensation Committee of its Board of Directors has taken all necessary action so that all other options awarded to the Executive to purchase shares of the Company's Class B Common Stock that had not vested as of the Termination Date are now vested and exercisable.




















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                (b)     Exercise Period.  The Company and the Executive also
confirm that as the Executive will continue to serve as an officer of VNM, all options awarded to him under the 1994 Plan or the Company's 1989 Long-Term Management Incentive Plan, as amended (the "1989 Plan"), including without limitation all of the options referred to in the preceding subsection (a), will remain outstanding and exercisable for so long as such employment continues, provided, however, that the terms of each such option awarded to the Executive, and each option agreement relating thereto, are hereby amended to provide that such option shall remain exercisable until, and shall not be exercisable after, the earliest to occur of (i) January 17, 1997 and (ii) the six month anniversary of (X) the effective date of the Executive's resignation from employment with VNM (or any other subsidiary of the Company by which the Executive may be employed pursuant to Section 2(b) above), (Y) the effective date of termination of such employment by the Company for Cause or (Z) the Executive's material breach of the covenants referred to in Section 7 below, which breach is not cured to the reasonable satisfaction of the Company within 10 business days after receipt of written notice thereof to the Executive.

                5.      Other Benefits.

                (a) Benefits Provided for in Employment Agreement. The Company acknowledges and confirms that pursuant to Section 8(b) of the Employment Agreement the Executive will be entitled to continued participation in the medical, dental and insurance plans and arrangements described in Section 6 of the Employment Agreement, and the Company will continue to maintain the life insurance policy described in Section 7(d) of the Employment Agreement and to pay the premiums thereon during the Continuation Period, all as set forth in
Section 8(b) of the Employment Agreement.

                (b) Phantom Shares under the 1989 Plan. The Phantom Shares awarded to the Executive under the 1989 Plan will be valued, and any payment required under the terms of such Phantom Shares and the 1989 Plan will be made, in accordance with the terms thereof.

                (c) Home Security System. The Company will reimburse the Executive for work authorized prior to the Termination Date relating to the home security system at the Executive's Martha's Vineyard residence, in the amount of $4,325. The Executive will be responsible for the costs of all work authorized after the Termination Date.

                (d) Automobiles. With respect to the automobile owned by the Executive and for which the Company currently pays insurance premiums, the Company will continue to provide such insurance coverage, at its expense, through December 31, 1996 or, if earlier, 45 days after the Executive commences full-time employment with a third party. In addition, the Executive may continue to insure through December 31, 1996, through policies maintained by the Company but at the Executive's expense, the two other vehicles that currently are so insured.


















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                (e)     Office Furniture.  The Executive will be permitted to
retain the personal office furniture that he brought to the Company from his prior employer, without any payment to the Company.

                (f) No Other Benefits. Except for the compensation and other benefits described in Section 3, 4 above and this Section 5: (i) the Executive shall not be entitled to any other compensation or benefits in respect of his employment as an officer of VNM and (ii) the Executive hereby irrevocably waives any right he might otherwise have to any benefits under any compensation, bonus, pension, retirement, health, disability or other welfare plan or program in respect of his service as an officer of VNM, provided, however, that it is expressly agreed that nothing in this Agreement shall constitute a waiver of the Executive's rights to any benefits to which he may be entitled under any such plan or program of the Company and its affiliates in respect of his services to the Company and its affiliates prior to and including the Termination Date.

                6. Death During the Continuation Period. If the Executive should die before all amounts required to be paid as set forth in Section 3 of this Agreement have been paid, the Executive's beneficiary (or if no beneficiary has been designated, his estate) shall be entitled to receive such payments at the time they would have been paid to the Executive, provided, however, that in lieu of such payment schedule, the Executive's beneficiary (or if no such beneficiary is designated, his estate) may elect, by written notice to the Company given not more than 90 days following the date of the Executive's death, to receive all such amounts that have not theretofore been paid in a single lump sum equal to the present value of all such payments. For purposes of the previous sentence, present value shall be calculated on the basis of the applicable short-term federal interest rate (applicable to loans with monthly compounding) as determined pursuant to Section 1274(d) of the Internal Revenue Code of 1986, as amended, for the month in which death occurs.

                7.      Certain Covenants.

                (a) Employment Agreement Covenants. Notwithstanding anything else in this Agreement, the Company hereby waives, as of the Termination Date, (X) the provisions of Section 9(a) of the Employment Agreement and (Y) the provisions of Section 9(b) of the Employment Agreement to the extent necessary to permit the Executive to own equity securities of MCA Inc. or The Seagram Company Ltd. or any of their affiliates, it being understood and agreed by the Executive that the waiver set forth in clause (Y) of this sentence is limited as set forth in the foregoing clause (Y) and that the waivers in this first sentence of Section 7(a) do not extend to any other provisions of Section 9 of the Employment Agreement. The Company and the Executive acknowledge and agree that notwithstanding the Executive's continued employment as an officer of VNM, the post-employment periods during which the




















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covenants set forth in Sections 9(b) and 9(c) of the Employment Agreement apply shall be considered to commence on the Termination Date so that (i) the Restricted Period during which the covenants set forth in Section 9(b) of the Employment Agreement apply (except to the extent waived pursuant to the preceding sentence) will end on the first anniversary of the Termination Date and (ii) the covenants set forth in Section 9(c) of the Employment Agreement will end on the second anniversary of the Termination Date. The Executive acknowledges and confirms that during such periods he will be bound by the covenants set forth in Section 9 of the Employment Agreement (except for Section 9(a) and, to the extent waived herein, Section 9(b)) and that the Company will have the remedies set forth in Section 9(e) thereof.

                (b) Non-Disparagement. The Executive and, to the extent set forth in the next sentence, the Company agree that, from and after February 13, 1996 and continuing through the remainder of the term of the Executive's employment with VNM and for one year thereafter, each party shall not, in any communications with the press or other media, any customer or client of the Company or any of the Company's affiliates, criticize, ridicule or make any statement which disparages or is derogatory of the other party or, in the case of communications by the Executive, of the Company's divisions or affiliates (other than any joint venture between the Company and MCA (or any of their respective affiliates)) or any of its or their senior officers or directors.
The Company's obligations under the preceding sentence shall be limited to communications made or authorized by its senior corporate executives having the rank of Senior Vice President or higher or internal or retained public relations or communications staff.

                8. Tax Withholding. All amounts payable to the Executive pursuant to this Agreement shall be subject to all legal requirements with respect to the withholding of taxes.

                9. Source of Payments. All payments provided under this Agreement, other than payments made pursuant to a benefit plan which may provide otherwise, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets made, to assure payment. The Executive shall have no right, title or interest whatever in or to any investments which the Company may make to aid the Company in meeting its obligations hereunder. Nothing contained in this Agreement, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship, between the Company and the Executive or any other person. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

                10. Guarantee of Viacom. Viacom hereby guarantees to the Executive each and every obligation of the Company under this Agreement, except the obligations of the Company under Section 4 hereof. The guarantee of Viacom shall be perpetual and shall
















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remain in effect despite any change in, or alteration or modification or extension of, this Agreement or any forbearance with respect thereto or any other action or omission whatsoever of any person, firm or corporation, whether with or without prior notice to or consent of Viacom, any right to notice or consent being hereby expressly waived. The obligations of Viacom hereunder shall be joint and several.

                11.     Miscellaneous

                (a) Entire Agreement/Authorization. This Agreement and the Employment Agreement set forth the entire understanding of the parties hereto with respect to the subject matter hereof and cannot be amended or modified except by a writing signed by all such parties. The waiver by either party of compliance with any provision of this Agreement by the other party shall not operate or be construed as a waiver of any other provision of this Agreement or of any subsequent breach by such party of a provision of this Agreement. The Company represents and warrants that it has full power and authority, and has taken all necessary action and obtained any necessary corporate approvals, in order to enter into this Agreement and fulfill its obligations hereunder.

                (b) Full Satisfaction; No Duty to Mitigate. The Executive acknowledges and agrees that the compensation and other benefits provided for in this Agreement will constitute, in the aggregate, both (i) full satisfaction of the Executive's rights under the Employment Agreement upon termination of employment without Cause and (ii) full compensation for the services he will perform as an officer of VNM, provided, however, that it is expressly agreed that nothing in this Agreement shall constitute a waiver of the Executive's rights to any benefits to which he may be entitled under any compensation, bonus, pension, retirement, health, disability or other welfare plan or program of the Company and its affiliates in respect of his services to the Company and its affiliates prior to and including the Termination Date. The Executive shall have no duty of mitigation with respect to amounts payable to him pursuant to this Agreement or other benefits to which he is entitled pursuant hereto, and subject to the specific provisions concerning medical, dental and insurance plans set forth in Section 8(b)(i) of the Employment Agreement, no amounts payable to the Executive pursuant to hereto, or other benefits to which he is entitled pursuant hereto, will be offset or reduced by any compensation, payments or benefits he may receive from a subsequent employer.

                (c) Indemnification. Following the Termination Date, the Company will continue to indemnify and hold harmless the Executive to the fullest extent permitted by law with respect to any act or omission committed by the Executive in the performance of his duties as an officer of the Company, Viacom and Paramount up to the Termination Date, and will indemnify and hold harmless the Executive to the fullest extent permitted by law with respect to any act or omission committed by the Executive in the performance of his duties as an officer of VNM (or any other subsidiary of the Company by which the Executive may be employed pursuant to Section 2(b) above). Amounts payable pursuant to such indemnity shall be paid as the related expense or liability arises.

                (d) Share Certificates. Certain certificates representing shares of the Company's Class B Common Stock that were issued to the Executive by the Company contain legends that reflect limitations on the resale of such shares that were applicable to the Executive under the federal securities laws solely by virtue of his status as an "affiliate" of the Company at the time of issuance. After three months have elapsed from the Termination Date, the Company will, upon surrender by the Executive to the Company of any such legended share certificates, promptly issue to the Executive replacement certificates that do not contain such a legend.

                (e) Assignment and Delegation. Neither this Agreement nor any right, duty, obligation or interest hereunder shall be assignable or delegable by the Executive without the Company's prior written consent; provided, however, that nothing in this Section shall preclude the Executive from designating any of his beneficiaries to receive any benefits payable hereunder upon his death or disability, or his executors, administrators, or other legal representatives, from assigning any rights hereunder to the person or persons entitled thereto. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, any successors to or assigns of the Company and the Executive's heirs and the personal representatives of the Executive's estate. The Company will not consolidate with or merge into, or sell all or substantially all of its assets to, another corporation, partnership or other entity, unless such other corporation, partnership or entity shall assume this Agreement, and upon such assumption the Executive and the successor corporation, partnership or other entity shall become obligated to perform all of the terms and conditions set forth herein.

                (f) Headings. The headings of the Sections of this Agreement are included solely for convenience of reference and shall not be construed or interpreted in any way as affecting the meaning of such Sections.

                (g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

                (h) Governing Law. This Agreement is to be governed by and interpreted in accordance with the laws of the State of New York, without giving effect to the choice-of-law provisions thereof. If, under such law, any portion of this Agreement is at any time deemed to be in conflict with any applicable statute, rule regulation or ordinance, such portion shall


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be deemed to be modified or altered to conform thereto or, if that is not possible, to be omitted from this Agreement, and the invalidity of any such portion shall not affect the force, effect and validity of the remaining portion hereof.


                IN WITNESS WHEREOF, the parties have executed this Agreement as of this 23rd day of April, 1996.



                                        VIACOM INC.




                                        By:        /s/ WILLIAM A. ROSKIN
                                                -----------------------------
                                                William A. Roskin
                                                Senior Vice President, Human
                                                Resources & Administration



                                        VIACOM INTERNATIONAL INC.


                                        By:        /s/ WILLIAM A. ROSKIN
                                                -----------------------------
                                                William A. Roskin
                                                Senior Vice President, Human
                                                Resources & Administration



                                        EXECUTIVE


                                                   /s/ FRANK J. BIONDI, JR.
                                                -----------------------------


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        EXHIBIT A


                                           Bonuses Payable
                                           ---------------




                                         Target
                                         Bonus,
      Calendar                      Per Employment                  Bonuses
        Year                            Agreement                   Payable

        1996                            $3,182,602.50           $3,182,602.50
        1997                            $3,500,862.75           $3,500,862.75
        1998                            $3,850,949.03           $3,850,949.03
        1999*                           $4,236,043.93           $  197,295.20

        Total                                                   $10,731,709.48




        EXHIBIT B

                        Deferred Compensation Payable
                        -----------------------------





                                        Deferred        Payable (with earnings**
                                        Compensation    credited on the amount
      Contract Year                     Earned          earned) by:
        Beginning        Ending

        08/01/94        07/31/95        $179,000.00     01/31/97
        08/01/95        07/31/96        $295,900.00     01/31/97
        08/01/96        07/31/97        $424,490.00     08/31/97
        08/01/97        07/31/98        $565,939.00     08/31/98
        08/01/98        07/31/99        $336,056.42***  08/31/99

     * Based on a target bonus for the calendar year of $4,236,043.93, prorated based on the 17 days from 1/1/99 through 1/17/99 (i.e., the end of the Continuation Period).

     ** Earnings to be determined pursuant to Section 4 of the Employment
        Agreement.

     ***Based on deferred compensation earned for the contract year of $721,532.90, prorated based on the 170 days from 8/1/98 through 1/17/99 (i.e., the end of the Continuation Period).